EXHIBIT 99.1

Media Contact: Sheila Odom, 402.458.2329
Investors Contact: Cheryl Watson, 317,469.2064

For immediate release

Nelnet reports student loan assets up approximately 29% year over year; strong fourth-quarter earnings

(Lincoln, NE) - Nelnet, Inc. (NYSE: NNI) today reported 2004 base net income of $161.8 million, or $3.02 per share, compared with $27.8 million, or $0.61 per share, in 2003. GAAP net income for 2004 was $149.2 million, or $2.78 per share, compared to $27.1 million, or $0.60 per share, in the prior year.

For the fourth quarter of 2004, Nelnet reported base net income of $31.7 million, or $0.59 per share, compared to $9.5 million, or $0.20 per share, in the same period a year ago. GAAP net income for the fourth-quarter 2004 was $47.2 million, or $0.88 per share, compared to $10.3 million, or $0.22 per share, in the prior year.

Base net income as defined by Nelnet is GAAP net income excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income. A description of base net income and reconciliation of GAAP net income to base net income are included in this release.

Net student loan assets at December 31, 2004 were $13.5 billion, up approximately 29 percent, or $3.0 billion, from $10.5 billion at year-end 2003. Growth in student loan assets is an important measure of Nelnet's success in the marketplace and a key driver of future earnings. It reflects the strength of the company's school-based products, services, and sales team, as well as the effectiveness of its direct-to-consumer strategies.

"Nelnet's first full year as a public company was a record-setter, providing strong growth in base net income and student loan assets, two key measures we use to evaluate our success," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "More importantly, our accomplishments in 2004 have laid the foundation for continued growth.

"Acquisitions and strategic partnerships have positioned Nelnet for future student loan asset and fee-based revenue growth by expanding our national footprint and increasing our touch points along the financial aid value chain," stated Butterfield. "In addition, economies of scale continue to provide opportunities for servicing and financing efficiencies. Our long-term focus and strategy have positioned us well to build on the past year's success."

Nelnet prepares financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the company's GAAP-based financial information, management and analysts also evaluate the company on certain non-GAAP performance measures that are referred to as base income adjustments. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding our financial results.

Nelnet's base net income is a non-GAAP financial measure and may not be comparable to similarly titled measures reported by other companies. The company's base net income presentation does not represent another comprehensive basis of accounting.

The following table provides a reconciliation of GAAP net income to base net income.

                                                       Three Months Ended          Year Ended
                                                          December 31,             December 31,
                                                    -----------------------   -----------------------
                                                        2004        2003          2004        2003
                                                    ----------- -----------   ----------- -----------
                                                                   (dollars in thousands)
GAAP net income                                      $  47,168    $ 10,332     $ 149,179   $  27,103
Base adjustments:
    Impact of derivative market value adjustments      (27,291)     (3,948)       11,918       1,183
    Amortization of intangible assets                    2,336       2,785         8,768      12,766
    Impact of variable-rate floor income                     -        (130)         (348)    (12,830)
                                                    ----------- -----------   ----------- -----------
Total base adjustments before income taxes             (24,955)     (1,293)       20,338       1,119
Net tax effect (a)                                       9,483         491        (7,728)       (425)
                                                    ----------- -----------   ----------- -----------
Total base adjustments                                 (15,472)       (802)       12,610         694
                                                    ----------- -----------   ----------- -----------
    Base net income                                  $  31,696    $  9,530     $ 161,789   $  27,797
                                                    =========== ===========   =========== ===========

    Base earnings per share, basic and diluted       $    0.59    $   0.20     $    3.02   $    0.61
                                                    =========== ===========   =========== ===========

---------------------------------------------------

(a) Tax effect computed at 38%.


Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 800.946.0783 and international callers should dial
719.457.2658 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) February 4. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 645901. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.


CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                            Three Months Ended               Year Ended
                                                                December 31,                December 31,
                                                         --------------------------  --------------------------
                                                             2004          2003          2004          2003
                                                         ------------  ------------  ------------  ------------
                                                          (unaudited)   (unaudited)   (unaudited)
                                                               (dollars in thousands, except share data)
Interest income:
    Loan interest, excluding variable-rate floor income  $   185,977   $   108,312    $  705,036   $   413,301
    Variable-rate floor income                                     -           130           348        12,830
    Amortization of loan premiums and
      deferred origination costs                             (17,121)      (19,556)      (70,370)      (69,316)
    Investment interest                                        6,012         3,219        17,762        15,203
                                                         ------------  ------------  ------------  ------------
      Total interest income                                  174,868        92,105       652,776       372,018

Interest expense:
    Interest on bonds and notes payable                       84,670        48,812       254,610       200,296
                                                         ------------  ------------  ------------  ------------
      Net interest income                                     90,198        43,293       398,166       171,722

Less provision (recovery) for loan losses                        477         2,600          (529)       11,475
                                                         ------------  ------------  ------------  ------------
      Net interest income after provision (recovery)
      for loan losses                                         89,721        40,693       398,695       160,247
                                                         ------------  ------------  ------------  ------------
Other income:
    Loan servicing and other fee income                       26,273        25,635        98,661       102,959
    Software services and other income                         6,870         5,341        25,868        19,017
    Derivative market value adjustments                       27,291         3,948       (11,918)       (1,183)
    Derivative settlements, net                              (14,751)       (1,077)      (34,140)       (1,601)
                                                         ------------  ------------  ------------  ------------
      Total other income                                      45,683        33,847        78,471       119,192
                                                         ------------  ------------  ------------  ------------

Operating expenses:
    Salaries and benefits                                     31,802        31,524       133,667       124,273
    Other expenses                                            27,703        23,893       100,316        96,002
    Amortization of intangible assets                          2,336         2,785         8,768        12,766
                                                         ------------  ------------  ------------  ------------
      Total operating expenses                                61,841        58,202       242,751       233,041
                                                         ------------  ------------  ------------  ------------
      Income before income taxes                              73,563        16,338       234,415        46,398

Income tax expense                                            26,395         6,006        85,236        19,295
                                                         ------------  ------------  ------------  ------------
      Net income                                         $    47,168   $    10,332   $   149,179   $    27,103
                                                         ============  ============  ============  ============
      Earnings per share, basic and diluted              $      0.88   $      0.22   $      2.78   $      0.60
                                                         ============  ============  ============  ============

Weighted average shares outstanding                       53,662,152    46,928,358    53,648,605    45,501,583

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                       As of December 31,
                                                 -------------------------------
                                                      2004             2003
                                                 --------------    -------------
                                                  (unaudited)
                                                       (dollars in thousands)

Assets:
    Student loans receivable, net                  $ 13,461,814    $ 10,455,442
    Cash, cash equivalents, and investments           1,302,954       1,155,215
    Other assets                                        395,237         321,529
                                                    ------------    ------------
      Total assets                                 $ 15,160,005    $ 11,932,186
                                                    ============    ============
Liabilities:
    Bonds and notes payable                        $ 14,300,606    $ 11,366,458
    Other liabilities                                   403,224         260,239
                                                    ------------    ------------
      Total liabilities                              14,703,830      11,626,697
                                                    ------------    ------------

Shareholders' equity                                    456,175         305,489

                                                    ------------    ------------
      Total liabilities and shareholders' equity   $ 15,160,005    $ 11,932,186
                                                    ============    ============

Average student loans                              $ 11,809,663    $  9,316,354
Return on average total assets                            1.11%           0.25%
Return on average equity                                  39.7%           19.4%


                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $15 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.